TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Signs Binding Commitment Letter for $300 Million Non-Dilutive Term Loan Financing Facility with TPG Sixth Street Partners

- Leading Healthcare Investor Will Provide TherapeuticsMD with Strategic Growth Capital -

- Additional Non-Dilutive Funding Will Support the Launches of BIJUVATM and ANNOVERATM -

BOCA RATON, Fla., April 17, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today announced that it has signed a binding commitment letter for a fully-negotiated $300 million non-dilutive secured term loan financing facility with TPG Sixth Street Partners (“TSSP”), the global finance and investment business in strategic partnership with TPG, the global alternative asset firm.

The TSSP term loan facility will be available to the company in three tranches:

●	$200 million will be immediately available upon the closing of the facility;
●	$50 million will be available upon the designation of ANNOVERA as a new category of birth control by the U.S. Food and Drug Administration on or prior to December 31, 2019; and
●	$50 million will be available upon TherapeuticsMD achieving $11 million in net revenues from IMVEXXY, BIJUVA and ANNOVERA for the fourth quarter of 2019

TherapeuticsMD anticipates that the TSSP term loan facility will close on or before May 10, 2019, subject to the satisfaction of certain customary conditions precedent.

Borrowings under the TSSP term loan facility will accrue interest at 3-month LIBOR plus 7.75%, subject to a LIBOR floor of 2.70%. Interest on amounts borrowed under the facility will be payable quarterly. The outstanding principal amount of the term loan facility will be payable in four equal quarterly installments beginning on June 30, 2023, with the term loan facility maturing on March 31, 2024.

"We are very pleased with the flexible terms of our new facility with TPG Sixth Street Partners,” said Robert G. Finizio, CEO of TherapeuticsMD. “This facility will allow us to continue our growth strategy as we focus on the commercial launch of BIJUVA and prepare for the launch of ANNOVERA later this year. This financing demonstrates the confidence that our new lenders have in our business and also further strengthens our balance sheet without any dilution in equity."

TherapeuticsMD has notified its existing lender, MidCap Financial Trust, managed by Apollo Capital Management, L.P., that the company will be terminating its existing term loan credit and security agreement. A portion of the initial tranche of the new TSSP facility will be used to repay amounts outstanding under the company’s existing term loan credit and security agreement with MidCap Financial Trust.

Conference Call Today

TherapeuticsMD will host a conference call today to discuss the financing transaction and the launch of BIJUVA. Details for the call are:

Date:

Wednesday, April 17, 2019

Time:

4:30 p.m. ET

Telephone Access (US):

866-665-9531

Telephone Access (International):

724-987-6977

Access Code for All Callers:

3162619

About TPG Sixth Street Partners (TSSP)

TPG Sixth Street Partners (TSSP) is a global finance and investment business with over $30 billion in assets under management. Co-founded in 2009 by Managing Partner Alan Waxman and TSSP’s management team, the firm’s long-term oriented, highly flexible capital base allows it to invest across industries, geographies, capital structures and asset classes. TSSP focuses on partnering with businesses and management teams to create fully committed financing solutions. TSSP is in a strategic partnership with TPG, the global alternative asset firm. For more information, visit www.tssp.com.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYÒ, ANNOVERA™, BIJUVA™ and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to close its term loan facility with TSSP and thereafter will be able to comply with the covenants and conditions under such term loan facility; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com